UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/30/2010

Genesee & Wyoming Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31456

Delaware	06-0984624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

66 Field Point Road
Greenwich, CT 06830
(Address of principal executive offices, including zip code)

203-629-3722
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Amendment to Credit Agreement

        On June 30, 2010, Genesee & Wyoming Inc. (the "Company"), entered into Amendment No. 1 and Joinder (the "Credit Agreement Amendment") to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of August 8, 2008 (the "Credit Agreement"), among (a) the Company and RP Acquisition Company Two, a Delaware corporation ("RP" and, together with the Company, the "Domestic Borrowers"), (b) Quebec Gatineau Railway Inc., a corporation constituted under the laws of Quebec, Canada (the "Canadian Borrower"), (c) Genesee & Wyoming Australia Pty Ltd, a proprietary limited company incorporated under the laws of Australia (the "Australian Borrower"), (d) Rotterdam Rail Feeding, B.V., a private limited liability company constituted under the laws of the Netherlands (the "European Borrower" and, together with the Domestic Borrowers, the Canadian Borrower and the Australian Borrower, the "Borrowers"), (e) the U.S. Guarantors named therein, (f) the Canadian Guarantors named therein, (g) the European Guarantors named therein, (h) the Australian Guarantors named therein, (i) the Foreign Guarantors named therein, (j) Bank of America, N.A., a national banking association, and the other lending institutions party to the Credit Agreement, and (k) Bank of America, N.A., as administrative agent for itself and such lending institutions.

        The Credit Agreement Amendment facilitates the acquisition (and the financing in connection therewith) of the assets of Asia Pacific Transport Pty Ltd, FreightLink Pty Ltd and related companies (the "Australian Acquisition") for the purchase price of A$334 million, plus the assumption of debt with a carrying value of A$1.7 million. Such assets will be acquired by the Company's wholly-owned subsidiary GWA (North) Pty Ltd ("Australian Newco"), which will become a party to the Credit Agreement as a Foreign Guarantor. Some provisions of the amendment are effective as of June 8, 2010, and others are effective upon the closing of the Australian Acquisition and the satisfaction of additional customary conditions.

        As of June 8, 2010, the Credit Agreement Amendment has (i) amended the definition of Consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) to add back to EBITDA transactions costs in connection with the Australian Acquisition (whether or not consummated); (ii) amended the restrictions on indebtedness to permit various obligations among the Australian Borrower, the Australian Guarantors and their subsidiaries (the "Australian Consolidated Group") pursuant to an Australian tax sharing agreement; and (iii) amended the restrictions on investments and restricted payments to permit certain inter-company obligations, investments and guaranties, and to permit a guaranty by the Company of Australian Newco's obligations and performance in connection with the purchase agreement related to the Australian Acquisition.

        Upon the closing of the Australian Acquisition and the satisfaction of additional customary conditions, the Credit Agreement Amendment will (i) increase the range of the applicable margin for borrowings bearing interest at the "base rate" from a low of 0.25% to a low of 0.75% and from a high of 1.00% to a high of 1.50%, increase the range of the applicable margin for borrowings bearing interest at the "LIBOR rate" from a low of 1.25% to a low of 1.75% and from a high of 2.00% to a high of 2.50% and increase the low range of the commitment fee rate from 0.20% to 0.25% and from a high of 0.40% to a high of 0.50%, in each case dependent on a ratio of funded debt to EBITDAR (earnings before interest, taxes, depreciation, amortization and rental expenses); (ii) amend the definition of Consolidated EBITDAR to give pro forma effect to the Australian Acquisition when determining Consolidated EBITDAR; (iii) join RP as a Domestic Borrower under the Credit Agreement; (iv) amend the restrictions on indebtedness to permit (a) additional indebtedness of the European Borrower, (b) indebtedness of Australian Newco in favor of AustralAsia Railway Corporation ("AustralAsia") and (c) an additional $150,000,000 of indebtedness from any foreign loan party to any U.S. loan party in connection with the Australian Acquisition; (v) amend the restrictions on liens to permit liens granted by Australian Newco in favor of RP and the Australian Borrower in connection with the Australian Acquisition and subordinated liens granted by Australian Newco in favor of AustralAsia; (vi) amend the restrictions on investments to permit an additional $150,000,000 of investments by the Borrowers and their restricted subsidiaries in connection with the Australian Acquisition; (vii) amend the restrictions on permitted acquisitions and dispositions of assets to permit the Australian Acquisition; and (viii) permit the Australian Borrower to request lenders to provide an additional $50,000,000 of revolving commitments or term loans to the Australian Borrower under the Credit Agreement on terms to be agreed and subject to lenders agreeing to provide such increase, with any such increase decreasing on a dollar-for-dollar basis the increase option currently available to the Company.

        Certain of the lenders under the Credit Agreement, or their affiliates, have provided, and may in the future from time to time provide, certain commercial and investment banking, financial advisory and other services in the ordinary course of business for the Company and its affiliates, for which they have in the past and may in the future receive customary fees and commissions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genesee & Wyoming Inc.

Date: July 07, 2010	By:	/s/ Timothy J. Gallagher
Timothy J. Gallagher
Chief Financial Officer